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                             FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

___  Check if no longer
     subject to Section 16.
     Form 4 or Form 5 obliga-
     tions may continue.  See
     Instructions 1(b).

        Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the
          Public Utility Holding Company Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

          Jeffrey H. Duncan
          2353 Pennington Road
          Trenton, NJ  08638-1113

2.   Issuer Name and Ticker or Trading Symbol

          Dataram Corporation DTM - AMEX

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

          Not Furnished

4.   Statement for Month/Year

          March 1997

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director               [ ]  10% Owner

     [X]  Officer (give title    [ ]  Other (Specify below)
            below)

          Vice President, Manufacturing and Engineering
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     Table I - Non-Derivative Securities Acquired, disposed of, or Beneficially Owned

                                                                       5.
                                         3.       4.                   Amount of
                                         Trans-   Securities Acquired  Securities 6.
                                         action   (A) or Disposed of   Benefi-    Ownership    7.
                                         Code     (D)                  cially     Form:        Nature of
                         2.                       ___________________  Owned      Direct(D)    Indirect
1.                       Transaction   __________        (A) or        at End     or           Beneficial
Title of Security           Date        Code  V   Amount  (D)   Price  of Month   Indirect(I)  Ownership
_________________        ___________    ____ ___  ______ _____  _____  ________   ___________  _________


Common Stock              3/12/97         P        1,208   A     9.375  1,208         I         By 401K Plan
$1.00 par value
                                                                      2,000        D






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
              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)

                                                                                               9.
                                                                                               Number
                                                                                               of
                                                           6.           7.                     Deriv-  10.
                                               5.          Date Exer-   Title and              ative   Owner-
                     2.                        Number of   cisable &    Amount of              Secur-  ship       11.
                     Conver-                   Derivative  Expiration   Underlying             ities   Form       Nature
                     sion or          4.       Securities  Date         Securities    8.       Benefi- of De-     of In-
                     Exercise         Trans-   Acquired   _____________ _____________ Price    cially  rivative   direct
                     Price of 3.      action   (A) or                          Amount of       Owned   Security:  Bene-
1.                   Deriv-   Trans-  Code     Disposed   Date    Expir-       or     Deriv-   at End  Direct(D)  ficial
Title of             ative    action  _______  of (D)     exer-   ation        No. of ative    of      or In-     Own-
Derivative Security  Security  Date   Code  V  (A)  (D)   cisable Date  Title Shares Security Month   direct(I)  ership
___________________  ________  ___    ____  _   ___ ___   _______ ____  _____  ______  ________  _____  _________  ______



Options              6 15/16 9/10/96                      (1)    9/06 Common           (1)     25,000    D
                                                                      Stock

                     7 1/8   6/12/95                      (1)    6/05 Common           (1)     50,000    D
                                                                      Stock

Explanation of Responses:

(1) Incentive Stock Options granted to Reporting Person pursuant to the Registrant's Incentive Stock Option Plan.
    Twenty percent becomes first exercisable on each anniversary of the grant date commencing on the first anniversary.


                                                                          JEFFREY H. DUNCAN              September 18, 1997
                                                                          __________________________    ________________
                                                                          Jeffrey H. Duncan                Date
                                                                          Signature of Reporting
                                                                          Person


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